Exhibit 23.1
CONSENT OF MEYLER & COMPANY, LLC
Consent of Independent Registered Public Accounting Firm
     We consent to the use in this Registration Statement on Form S-1 of our report dated June 11, 2009 relating to the consolidated financial statements of Mexoro Minerals Ltd. and subsidiary appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.
/s/ Meyler & Company, LLC
Middletown, NJ
December 23, 2009